UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AEROVIRONMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 22, 2013, AeroVironment, Inc. issued the following news release:

AeroVironment Files Preliminary Proxy Materials in Connection with 2013 Annual Meeting of Stockholders

•                  Board Nominates New Independent Directors Tom Burbage and Ed Muller, and Existing Director Charles Holland for Election to Board at 2013 Annual Meeting; Murray Gell-Mann & Kenneth R. Baker to Retire from Board

•                  Stephen F. Page Named Lead Independent Director

MONROVIA, Calif.—(BUSINESS WIRE)—AeroVironment, Inc. (NASDAQ: AVAV) today announced that it has filed preliminary proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the company’s 2013 Annual Meeting of Stockholders (“2013 Annual Meeting”). The company has established September 6, 2013 as the record date for stockholders entitled to vote at the 2013 Annual Meeting.

“Tom Burbage and Ed Muller are two well-respected and proven leaders in the aerospace and defense and energy industries who will complement our current board members with their valuable insights” .AeroVironment’s board of directors also announced today that it has nominated Tom Burbage, former executive vice president and general manager at Lockheed Martin Aeronautics Company, and Ed Muller, vice chairman of NRG, Energy, Inc. and former chairman and chief executive officer of both GenOn Energy, Inc. and Mirant Corporation, for election to the company’s board at the 2013 Annual Meeting, for terms expiring in 2016. Messrs. Burbage and Muller will replace current directors Kenneth R. Baker and Murray Gell-Mann who, following many years of dedicated service to AeroVironment, have chosen to retire from the board following the 2013 Annual Meeting. Additionally, the board has nominated existing director Charles Holland to stand for re-election at the 2013 Annual Meeting.

“Tom Burbage and Ed Muller are two well-respected and proven leaders in the aerospace and defense and energy industries who will complement our current board members with their valuable insights,” said Tim Conver, AeroVironment’s Chief Executive Officer and Chairman. “Tom and Ed bring to AeroVironment a wealth of expertise, both from within our industries and beyond. Their proven business knowledge, relevant skills and experience will be great assets for our company as we continue to execute our growth plan for the benefit of all AeroVironment stockholders.”

Conver added, “Tom Burbage has more than 30 years of aerospace and defense industry experience at Lockheed Martin and its predecessor company, most recently serving as executive vice president and general manager of the F-35 Joint Strike Fighter Program. We look forward to benefitting from Tom’s valuable perspective and experience on aerospace program development, management, global marketing and rapid scaling of complex programs.”

“Ed Muller currently serves as vice chairman of NRG Energy, and previously served as chief executive officer of global power companies GenOn and Mirant. Ed’s corporate governance and leadership experience, and his intimate understanding of the global electricity production and distribution industry, will benefit the company’s Efficient Energy Systems business segment by providing significant and relevant expertise as we continue to execute on our strategic initiatives,” said Conver.

Conver concluded, “We are grateful to Murray and Ken for their years of service to our board and their many contributions to our company. Murray’s unmatched intellect and unique insight into complex issues have helped guide AeroVironment since our founding in 1971. Ken’s expertise in innovation, engineering and electric vehicles helped us achieve the industry-leading positions we enjoy today. Both have helped prepare AeroVironment for the growth opportunities ahead, and we wish them only the best in the future.”

The company also announced today that the board has named Stephen F. Page as lead independent director. The lead independent director position has been instituted to further enhance the board’s independence and its ability to fulfill its management oversight responsibilities.

With the election of Messrs. Burbage and Muller, the AeroVironment board will be composed of seven highly-qualified and experienced directors, five of whom are independent. All of AeroVironment’s current directors, as well as Messrs. Burbage and Muller, are seasoned professionals who possess the broad and necessary skills and experience across a range of disciplines and industries that are critical to AeroVironment. Each nominee has extensive operations and management experience at the highest levels of public or private companies or the U.S. military. As demonstrated by today’s appointments, the board continues to add new, qualified and independent directors who complement AeroVironment’s experienced board.

Prior to making today’s nominations, the Nominating and Corporate Governance Committee of the company’s board of directors (the “Committee”) reviewed and considered multiple additional, independent director candidates, including Glenn W. Welling, Principal and Chief Investment Officer at Engaged Capital Management, a stockholder of the company. After careful consideration and based on the recommendation of the Committee, which conducted an interview of Mr. Welling, the company’s board determined that Messrs. Burbage and Muller were better qualified due to their market knowledge, operating leadership, complex business and program management, and international business and corporate governance experience.

About Tom Burbage

Mr. Burbage, age 65, retired from Lockheed Martin Aeronautics Company in April 2013 after a distinguished 33 year career, during which he served most recently as Executive Vice President and General Manager, Joint Strike Fighter Program from 2000 to 2013. During his tenure at Lockheed Martin, Mr. Burbage also served as President of the company’s LM Aeronautical Systems division from 1999 to 2000, leading the restructuring of that division prior to its consolidation in 2000. Mr. Burbage previously served on active duty in the U.S. Navy as a Naval Aviator and recorded more than 3,000 flight hours in 38 types of military aircraft before retiring as a Captain in the Naval Reserve in 1994. Mr. Burbage has received numerous industry awards, including, the inaugural Award for Ethical Leadership from the U.S. Naval Academy/Harvard Business Review in 2007; the Leadership in Aerospace Award from the Society of Automotive Engineers in 2006; the Donald C. Burnham Award from the Society of Manufacturing Engineers; the Silver Knight Award from the National Management Association; three Laurels Awards from Aviation Week magazine and the Aerospace Industry Personality of the Year Award for 2002 from Flight International magazine. He is a member of the Society of Experimental Test Pilots and is a Fellow of the Royal Aeronautical Society in the United Kingdom. Mr. Burbage received a B.S. in aerospace engineering from the U.S. Naval Academy and holds an M.S. in aeronautical systems from the University of West Florida and an M.B.A. from the University of California, Los Angeles.

About Ed Muller

Mr. Muller, age 61, has served as Vice Chairman of NRG Energy, Inc., or NRG, a U.S. based energy production and distribution company, since December 2012. Prior to the merger in 2012 of NRG and GenOn Energy Inc., or GenOn, he served as the chairman and chief executive of GenOn, which also produced and sold electricity in the United States. From 2005 to 2010, he was chairman and chief executive of Mirant Corporation, which produced and sold electricity in the United States and internationally. Previously, Mr. Muller served as president and chief executive officer of Edison Mission Energy until 2000, which had major international activities. Mr. Muller previously was vice president, chief financial officer, general counsel and secretary of Whittaker Corp., a Los Angeles-based conglomerate with activities in aerospace, chemicals, healthcare and metals. Mr. Muller serves as a director of Transocean Ltd., an offshore oil and gas driller, and previously served as a director of Contact Energy, Ltd., Edison Mission Energy; Interval, Inc., Oasis Residential, Inc., Ormat Technologies, Inc., RealEnergy, Inc., RigNet Inc., Strategic Data Corp., The Keith Companies, Inc., and Whittaker Corp. He is a member of the Council on Foreign Relations, the Pacific Council on International Policy and the Board of Trustees of the Riverview School (which he chaired for four years), and previously was Chairman of the U.S.-Philippines Business Committee and Co-Chairman of the International Energy Development Council. Mr. Muller received his undergraduate degree from Dartmouth College and J.D. from Yale Law School.

About AeroVironment, Inc.

AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions. Agencies of the U.S. Department of Defense and allied military services use the company’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication. AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets. More information about AeroVironment is available at www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information

AeroVironment and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the 2013 Annual Meeting. AeroVironment plans to file with the SEC a definitive proxy statement and WHITE proxy card in connection with the 2013 Annual Meeting (the “2013 Proxy Materials”). The 2013 Proxy Materials will contain important information about AeroVironment, the 2013 Annual Meeting and related matters. Stockholders are urged to read the 2013 Proxy Materials and accompanying WHITE proxy card carefully when they are available. Stockholders will be able to obtain free copies of the 2013 Proxy Materials and other documents filed with the SEC by AeroVironment through the web site maintained by the SEC at www.sec.gov and on AeroVironment’s web site at www.investor.avinc.com.

Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Materials. This information can also be found in AeroVironment’s preliminary proxy statement for the 2013 Annual Meeting, filed with the SEC on August 22, 2013. To the extent holdings of AeroVironment securities by directors or executive officers have changed since the amounts printed in that proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders can obtain free copies of these documents from the web site maintained by the SEC and AeroVironment’s web site above.

Additional AeroVironment News: http://www.avinc.com/resources/news

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Contacts

AeroVironment, Inc.

Steven Gitlin, +1-626-357-9983

ir@avinc.com

or

Joele Frank, Wilkinson Brimmer Katcher

Matt Sherman / Andrew Siegel / James Golden

+1-212-355-4449